EXHIBIT 4.1

        Sample Common Stock Certificate of Florida Community Banks, Inc.
















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Front of Certificate:                                                Exhibit 4.1

Common Stock Number
Number of Shares
Florida Community Banks, Inc.
Incorporated under the laws of the State of Florida

This Certifies that _______________ is the owner of ______ fully paid and non-assesssable shares of common stock of the par value of $0.01 per share of Florida Community Banks, Inc., Immokalee, Florida, transferable only on the books of the corporation by the registered owner hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.
In Witness Whereof, the said Corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.
Dated _________________
Authorized Signatures ____________________

Back of Certificate:

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations. Additional abbreviations may also be used though not in the list.

TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT - __________ Custodian ______________ (Minor) under Uniform Gifts to Minors Act _____________ (State) For value received, the undersigned hereby sells, assigns and transfers unto ____________________ Please insert social security or other identifying number of assignee ________________________ _______________ shares represented by the within Certificate, and hereby irrevocably constitutes and appoints ________________________________ Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.
Dated  _____________________
In the presence of ____________________________________